Exhibit F-2

                     LeBOEUF, LAMB, GREENE & MacRAE, L.L.P.
                              125 West 55th Street
                            New York, New York 10019












                                                              May 8, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

                  Re:      New Century Energies, Inc.
                           SEC File Number 70-9007

Ladies and Gentlemen:

                  We have acted as counsel for New  Century  Energies,  Inc.,  a
Delaware corporation ("NCE"), in connection with Post- Effective Amendment No. 1, its Form U-1 Application/Declaration (File No. 70-9007), as amended (the "Declaration") under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed jointly by NCE and its subsidiary companies including its three operating utility subsidiaries--Public Service Company of Colorado ("PSCo"), Southwestern Public Service Company ("SPS") and Cheyenne Light, Fuel & Power Company ("Cheyenne" and together with PSCo and SPS, the "Utility Subsidiaries")--and each of its direct and indirect non-utility subsidiary companies (the "Non-Utility Subsidiaries" and together with the Utility Subsidiaries, the "Subsidiaries") with the Securities and Exchange Commission (the "SEC") with respect to the proposed transactions described therein (the "Proposed Transactions"). The authorization requested in the Declaration relates to an increase in the authorization limits for the (i) issuance of common stock and short term debt by NCE; (ii) intrasystem financing among NCE and its Subsidiaries, including the issuance of intrasystem guarantees and other credit support arrangements, and (iii) financing of investments in exempt


B3 333065.1 61752 00718
5/12/98 3:08 pm

Securities and Exchange Commission
May 8, 1998
Page 2



wholesale generators, and foreign utility companies.

                 In connection with this opinion, we have examined originals or copies,certified or otherwise identified to our satisfaction, of such records of NCE and its Subsidiaries and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as copies and the authenticity of the originals of such latter documents.

                  The opinions expressed below with respect of the Proposed Transactions are subject to the following additional assumptions and conditions:

                  (a) The Proposed Transactions shall have been duly authorized and approved, to the extent required by the applicable governing corporate documents and applicable state laws, by the Board of Directors of NCE or of the appropriate Subsidiary, as the case may be.

                  (b) Any regulatory approvals required with respect to the Proposed Transactions shall have been obtained and remain in full force and effect.

                  (c) The Commission shall have duly entered an appropriate order or orders with respect to the Proposed Transactions as described in the Declaration granting and permitting the Declaration to become effective under the Act and the rules and regulations thereunder, and the Proposed Transactions shall have been consummated in accordance with the Declaration.

                  (d) Registration statements with respect to the shares of NCE common stock to be issued in connection with the Proposed Transactions shall have become effective pursuant to the Securities Act of 1933, as amended; no stop order shall have been entered with respect thereon; and the issuance of shares of NCE common stock in connection with the Proposed Transactions shall have been consummated in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.


B3 333065.1 61752 00718
5/12/98 3:08 pm

Securities and Exchange Commission
May 8, 1998
Page 3




                  (e) The parties shall have obtained all consents, waivers and releases, if any, required for the Proposed Transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

                  (f) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.
                  (g) The consummation of the Proposed Transactions shall be conducted with our involvement and all legal matters incident thereto shall be satisfactory to us, including the receipt in satisfactory form of opinions of other counsel, qualified to practice in jurisdictions pertaining to such transactions in which we are not admitted to practice, as we may deem appropriate.

                  Based on the foregoing, and relying on the opinion of Frank P. Prager, Esq., Associate General Counsel of NCE as to the matters referenced in paragraph 2 below, and subject to the assumptions and conditions set forth therein, we are of the opinion that, in the event the Proposed Transactions are consummated in accordance with the Declaration:

                  1. All state laws applicable to the Proposed Transactions will have been complied with; however, we express no opinion as to the need to comply with state blue sky laws;

                  2. NCE and each of the  Subsidiaries  are validly  existing as
         corporations   under   the  laws  of   their   respective   states   of
         incorporation;

                  3. The equity securities to be issued by NCE in the Proposed Transactions will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the applicable certificates of incorporation and related


B3 333065.1 61752 00718
5/12/98 3:08 pm

Securities and Exchange Commission
May 8, 1998
Page 4



         documents  which  define  such  rights and privileges;

                  4. The various debt instruments and guarantees to be issued by NCE and certain of the Subsidiaries as part of the Proposed Transactions indicated above will be valid and binding obligations of NCE and such Subsidiaries in accordance with the terms of such instruments and guarantees, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting the enforceability of creditors' rights generally and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law; and

                  5. The consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by NCE, the Subsidiaries or any associate company thereof.

                  We hereby consent to the use of this opinion in connection with the Declaration.


                                            Very truly yours,



                                        s/LeBoeuf, Lamb, Greene & MacRae, L.L.P.


B3 333065.1 61752 00718
5/12/98 3:08 pm